Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - President, CEO
Rick Vilsoet Dycom Industries, Inc. - General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Matt Duncan Stephens Inc. - Analyst
Alex Rygiel FBR & Company - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Tahira Afzal KeyBanc Capital Markets - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Jennifer Fritzsche Wells Fargo Securities, LLC - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Alan Mitrani Sylvan Lake Management - Analyst
John Gibbons Swanson River Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Dycom results conference call.

(Operator Instructions).

As a reminder today's call is being recorded.

And I'll turn the conference over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you, John. Good morning, everyone.

I'd like to thank you for attending this conference call to review our third-quarter FY16 results. During the call we will be referring to a slide presentation which can be found on our website's Investor Relations page under the heading Events and Presentations - Investor Calendar. Relevant slides will be identified by number throughout our presentation.

Going to slide 3, today we have on the call Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel.

Now I'll turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve.

Except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates and projections, and involve known and unknown risks and uncertainties which may cause the Company's actual results and future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 25, 2015 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Rick.

Now moving to slide 4 and a review of our third-quarter results, as you review our results, please note that we have presented in our release and comments certain revenue amounts excluding revenues from businesses acquired during the fourth quarter of FY15 and the first quarter of FY16, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, all of which are non-GAAP financial measures. See slides 14 through 19 for a reconciliation of non-GAAP measures to GAAP measures.

Revenue increased significantly year-over-year to $664.6 million, an increase of 35%. Organic revenue grew 28.7%. This quarter reflected a broad increase in demand from several key customers, as we deployed 1 gigabit wireline networks, grew core market share, and growth resumed in services for wireless carriers.

Gross margins increased 55 basis points as a percentage of revenue, reflecting solid operating performance. Several large programs accelerated and a number of new contracts commenced meaningful activity. General and administrative expenses improved year-over-year, decreasing 58 basis points.

All of these factors produced Adjusted EBITDA of $91.9 million, or 13.8% of revenue and Adjusted Diluted Earnings Per Share of $1.08 compared to $0.58 in the year-ago quarter. Cash and availability under our credit facility totaled $198 million. Subsequent to the end of the quarter, we added an incremental term loan to our credit facility increasing availability by $200 million.

During the quarter we repurchased 1.56 million shares for $100 million, reducing our shares outstanding by 4.7%. We are currently authorized to repurchase up to an additional $100 million of shares over the next 17 months.

Going to slide 5, today a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth, enabling 1 gigabit speeds to individual consumers.

One industry participant has articulated plans to deploy speeds to 10 gigabits while others are preparing to do so. These industry developments have produced opportunities across a broad array of our existing customers, which in aggregate are without precedent for the industry in our experience.

Currently, we are providing program management, engineering and design, aerial and underground construction, and fulfillment services for 1 gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers.

Revenues and opportunities driven by this industry standard accelerated meaningfully during the third quarter of FY16. Customers are continuing to reveal with more specificity multi-year initiatives that are being implemented and managed on a market by market basis.

As our calendar 2016 performance to date and outlook clearly demonstrate, we are currently in the early stages of a massive investment cycle in wireline networks, which is already more meaningful than the one that occurred for us in the 1990s. Only a remarkably stubborn and protean incredulity could fail to recognize this.

We remain confident that our competitively unparalleled scale and market share, as well as our financial strength, position us well to deliver valuable services to our customers and robust returns for our shareholders.

Now moving to slide 6, during the quarter we experienced the effects of a strong overall industry environment. Organic revenue grew 28.7%, our top five customers combined produced 72.5% of revenue, increasing 48.9% organically, while all other customers decreased 4.5% organically. Of note, five of our six top customers grew organically for the fifth consecutive quarter.

AT&T was our largest customer at 26.8% of total revenue or $178.2 million. AT&T grew 70.1% organically year-over-year. Growth in wireline services was accompanied by the resumption of moderate growth in wireless services.

Revenue from Comcast was $95.8 million, or 14.4% of revenue. Comcast was our second largest customer and grew organically 46.8%. Revenue from Century link was $91.1 million, or 13.7% of revenue. CenturyLink was our third largest customer.

Verizon was Dycom's fourth largest customer for the quarter at 10.4% of revenue, or $69.4 million. Verizon grew organically 88.1%. And, finally, revenue from a customer who has requested that we not disclose their identity was $47.5 million or 7.1% of revenue. It was our fifth largest customer.

We are particularly pleased that we have continued to gain share and expand our geographic reach. In fact, over the last six quarters we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of 1 gigabit networks as those deployments dramatically increase the amount of outside plant network that must be maintained, and as customers increasingly require their maintenance providers to be of substantial scale.

Going to slide 7, backlog at the end of the third quarter was $5.649 billion versus $5.056 billion at the end of the second quarter of 2016, an increase of approximately $593 million. Of this backlog, approximately $2.212 billion is expected to be completed in the next 12 months. Both backlog calculations reflect outstanding performance as we continue to book new work and renew existing work. We continue to anticipate substantial future opportunities across a broad array of our customers.

For Century link we secured a new construction and maintenance services agreement in the state of Washington. From Windstream we received engineering and construction services agreements in Iowa, Missouri, Nebraska, Oklahoma, Arkansas, Texas, and Pennsylvania. With AT&T we secured a construction and maintenance service agreement in Kentucky and a wireless construction agreement in Kentucky, Georgia and Florida.

From Verizon we received a construction and maintenance services agreement for Massachusetts. And, finally, we extended construction and maintenance service agreements with Time Warner Cable, now Charter, in California, Arizona, and Texas.

Headcount increased during the quarter to 12,472.

Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve, and good morning, everyone.

Please note there has been recent SEC guidance on the presentation of non-GAAP measures and, accordingly, our press release was reordered.

Going to slide 8, contract revenues for Q3 2016 were $664.6 million and organic growth was at 28.7%, reflecting solid growth from several of our top customers. Acquired businesses contributed $30.8 million of revenue in the current period. Adjusted EBITDA increased to 13.8% of revenue, or $91.9 million, compared to 12.8%, or $63 million, in the year-ago period.

Gross margins increased 55 basis points year-over-year and G&A decreased 58 basis points year-over-year from improved operating leverage as the Company efficiently increased in scale.

On a year-to-date basis our effective tax rate was 37.7% and it was slightly lower for the quarter as we benefited from tax credits in relation to pre-tax operating results. Non-GAAP Adjusted EPS was $1.08 compared to EPS of $0.58 in Q3 2015.

Now moving to slide 9, our balance sheet and financial profile continued to reflect the strength of our business. Our liquidity exceeded $197 million at the end of the quarter consisting of availability on our Credit Facility and cash on hand. We have no significant debt maturities over the next several years.

Our senior credit facility matures in April of 2020 and our convertible notes have a maturity date in September of 2021. At the end of the quarter, we had $214 million drawn on the revolver and $150 million outstanding on the term loan. Yesterday, we announced the addition of an incremental $200 million term loan to the credit facility which was used to pay down existing revolver borrowings, thereby increasing our availability by $200 million.

Operating cash flows were $32.4 million and net working capital changes provided the ongoing investment necessary to support the dramatic growth that we are experiencing with our top customers. DSO’s for accounts receivable and unbilled costs in excess of billings, net were at 96 days, which improved 3 days sequentially.

Capital expenditures made to facilitate our growth and maintain our fleet represent key investments for us. CapEx net of disposals was $44.2 million during Q3 2016 and gross CapEx was at $47.8 million. We expect CapEx, net of disposals, for the full fiscal year of 2016 to slightly exceed $175 million.

During Q3, we repurchased 1.56 million shares of our common stock for $100 million at an average price of $64.21 per share. We are currently authorized to repurchase up to an additional $100 million of shares through October of 2017.

In summary, we continue to maintain a strong balance sheet which has enabled us to effectively invest in growth opportunities that provide for solid returns and increased long-term valuation.

Now, going to our outlook on slide 10, as a result of our 52-53 week calendar, please note that Dycom's Q4 of FY16 will include 14 weeks of operations compared to 13 weeks during Q4 of FY15. Now looking ahead to Q4 of FY16, we currently expect revenues which range from $750 million to 780 million.We expect a broad range of demand from several large customers, robust 1 gigabit deployments, CAF II accelerating, core market share growth, and cable capacity projects expanding. This outlook includes an expectation of approximately $40 million of revenue from businesses acquired during the fourth quarter of FY15 and during Q1 of 2016. In the year-ago Q4 period, acquired revenues were $2.4 million.

The Q4 2016 gross margin percent is expected to increase compared to Q4 2015, reflecting a solid mix of customer growth opportunities. Total G&A costs as a percent of revenue are expected to decline from Q4 2015 from continued operating leverage on our increased scale. Total G&A is expected to include $4.3 million of share-based compensation.

Depreciation and amortization is expected to range from $35.0 million to $35.7 million. Adjusted interest expense of approximately $4.9 million will include the cash coupon on our convertible notes, interest on our credit facility, amortization of debt issuance costs and other interest. Adjusted interest expense excludes $4.6 million of interest for non-cash amortization of the debt discount.

Other income from asset sales is expected to range from $2.2 million to $2.7 million. Our effective tax rate is expected to be approximately 37.7% during Q4 2016. These factors are expected to generate an Adjusted EBITDA margin percent which increases from the Q4 2015 result and non-GAAP earnings which are currently expected to range from $1.45 to $1.60 per diluted share. This range of non-GAAP earnings per share excludes the non-cash amortization of the debt discount on our senior convertible notes. We expect approximately 32.1 million diluted shares during Q4 2016 with shares gradually increasing in subsequent quarters.

Now going to slide 11, looking ahead to Q1 of FY17 we currently expect total revenue growth in the mid- to high-teens as a percentage of revenue compared to Q1 2016. We expect a continuation in Q1 2017 of the growth drivers evident in Q4 2016. Our outlook includes an expectation of revenue of approximately $35 million in Q1 2017 compared to $29.9 million in Q1 2016 from businesses acquired in Q1 2016.

We expect gross margins to increase over the Q1 2016 result. G&A is expected to decline slightly as a percent of revenue year-over-year. Non-cash stock-based compensation is expected to be approximately 5.7 million. And Adjusted EBITDA margin percent is currently expected to increase from Q1 2016.

Other factors influencing results include depreciation and amortization, which is expected to range from $32.2 million to $32.9 million. Adjusted interest expense is expected to be approximately $4.6 million, excluding $4.3 million of interest for the non-cash amortization of the debt discount; and, other income from asset sales is expected to range from $1.0 million to $1.5 million.

Now, I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Drew.

Moving to slide 12, within a growing economy we experienced the effects of a robust industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets. We continued to win and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying fiber-to-the-home and fiber-to-the-node technologies to enable video offerings at 1 gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber-to-the-node architectures have definitively transitioned to fiber-to-the-home, while others are beginning to provision video over their fiber-to-the-node architectures.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable capital expenditures, new build opportunities and capacity expansion are increasing. Dramatically increased speeds to consumers are being provisioned.

New projects resulting from the Connect America Fund II are in planning, engineering, and construction. These projects are deploying fiber deeper into rural networks and more are expected as new multi-year opportunities emerge through the balance of this calendar year. Additionally, for one recipient we have received meaningful assignments to perform fixed wireless deployments.

Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance business.

Within this context we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders.

We remain encouraged that our major customers possess significant financial strength and are committed to multi-year capital spending initiatives. These initiatives are meaningfully accelerating and expanding in scope across a number of customers. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team as we grow our business and capitalization.

Now, John will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

First we'll go to Matt Duncan with Stephens.

Matt Duncan - Stephens Inc. - Analyst

Hi, good morning, guys, and congrats on a great quarter. Steve, you guys obviously beat your own expectations pretty substantially in the quarter. Can you talk about what changed as the quarter went on to allow for you to beat so nicely?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We really had a broad increase in revenues across all of our customers, or almost all of our customers. As we had talked about on the last call, we had a number of large programs that were queued up. We had some new contracts that were secured and had just begun, and all of those kicked off and did quite well during the quarter.

Matt Duncan - Stephens Inc. - Analyst

Okay, and I appreciate this may be something that's difficult for you to comment on, but with the Verizon strike that's going on, did that help at all?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Remember, because of our 52-53 calendar, the April quarter ended April 23, so really not much overlap with the initial stoppage. So, there was limited impacts in the third quarter.

In the fourth quarter, we've been through these before, there are things that our customer will need us to help them with. There are impacts on the regular business as usual work, and we've taken the net effect of those into consideration when we set the fourth-quarter guidance.

Matt Duncan - Stephens Inc. - Analyst

Okay. Looking out to 2017, obviously it's early at this point. You've given us an early look at what the first quarter is going to look like, and the growth looks like it's still mid-teens or better. Should we expect for the full year that you can keep growing double digits, obviously understanding you're going to have one less week next year than you did this year?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Matt, we're not providing guidance out beyond the October quarter. On a qualitative basis, I would tell you that the drivers to the current growth and what we see over the next few quarters we don't expect to lessen any time soon.

Matt Duncan - Stephens Inc. - Analyst

Okay, that's helpful. And the last thing, you touched on wireless just briefly, it sounds like you're seeing some growth there again. I know it's small for you guys right now but it sounds like, from what some of the carriers are implying, and we've heard from other suppliers, we might start to see some early testing work on 5G and even early deployment of 5G.

Can you talk about how you're thinking about wireless? Are you viewing it as an area where you might put some M&A dollars? And what's the opportunity there for Dycom?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Wireless for us was up about 12% organically year-over-year. That's the first quarter that we've been up in any material way since the October 2014 quarter, so it's nice to see that improving. There was no impact on 5G on that.

I would tell you my view on 5G is like a number of other changes in the industry, sometimes it's over-anticipated and under-appreciated in the long term. So, right now, what we're really seeing is carrier ads and just capacity expansion to support traffic growth.

Matt Duncan - Stephens Inc. - Analyst

Okay, fair enough. Thanks. Great quarter guys.

Operator

Next we'll go to Alex Rygiel with FBR Capital Markets.

Alex Rygiel - FBR Capital Markets - Analyst

Thank you. Great quarter, Steve, congratulations. Steve, could you quantify the Connect America revenue in the quarter and what's in backlog at this time, total backlog and 12 month backlog?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

As we said in our comments, we had planning, engineering, and construction activities in the current quarter, and we expect those in the fourth quarter. It was up but it wasn't material, so this is an accelerating trend.

I would tell you that we've said in the past that we're comfortable that it's a $150 million to $200 million a year opportunity. And I would say I'm a little more contractually confident in that estimate today than I was three months ago.

Alex Rygiel - FBR Capital Markets - Analyst

And at what point do you believe it will be up to that run rate?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think in calendar 2017. The 40% of the passings are due, have to be completed by the end of 2017. And I expect we'll see ramping every quarter with the exception that the second quarter is always going to be light because a disproportionate amount of this activity is in northern climates. So, we will just see that somewhat more seasonally impacted than other programs.

Alex Rygiel - FBR Capital Markets - Analyst

Obviously your margins expanded nicely sequentially year-over-year but can you talk a little bit about cost pressures in the quarter? And any anticipation of cost pressures in the coming year?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Labor is a little bit tighter but that's a good thing, as we've always said before. It's not something that we haven't had to contend with before. And other than that I would not say that there are any unusual cost pressures other than those that are typically associated with rapid growth in an industry that needs to grow capacity.

Alex Rygiel - FBR Capital Markets - Analyst

And last question, is there any need at this time to consider international expansion?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

No.

Alex Rygiel - FBR Capital Markets - Analyst

Thank you, great quarter.

Operator

Next we go to John Rogers with D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Hi, good morning and congratulations, as well. Steve, you mentioned in your comments about some of the contracts or orders being deployed into regional markets, but yet we're seeing most of the growth in your largest customers. Is there a push for more national contracts?

Maybe talk about that a little bit, what you're seeing in terms of the competitive market. Certainly it looks like Quanta is trying to get back in the market, as you guys have acknowledged. Are you seeing others trying to come into this market?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

John, this business is both local and national, right? We have contract relationships locally with national customers that extend for decades. We have good corporate relationships. There's a combination of these emerging programs where we're seeing good growth but, I'll tell you, we're seeing good growth in the local business, too.

I think we've just been blessed by having good performance by our folks in the field that's built a reputation that has stood us well competitively. I wouldn't read anything more into it, other than, given the scale of these opportunities, engaging with suppliers who have to learn to operate at scale or in a new business probably creates risk for clients that they're considering.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. But just the thought that it appears that some of your smaller customers -- it was a great quarter but shrunk the business organically.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

John, keep in mind, the stimulus work was really the net of that. So, if you looked at all other customers ex the stimulus that finished up last calendar year, it was actually breakeven. And the two clients -- and, Drew, you can give the balance of the top 10 -- that did not grow in the quarter were Charter and Time Warner. And I fully expect, now that the merger is in place, that there will be more growth opportunities even below the top five. But, Drew, why don't you go ahead and give the balance.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure. Windstream was number 6 at 5.6% of revenue. Time Warner Cable was number 7 at 3.2% of revenue. Charter Communications was number 8 at 1.8% of revenue. Crown Castle was number 9 at 1.3% of revenue. And Questar Gas was number 10 at 0.8% of revenue.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, great, thank you.

Operator

The next question is from Tahira Afzal with KeyBanc.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Hi, guys, congrats, great quarter. Steve, what I notice is that your backlog, your book to bill for the total backlog, was, for the 12-month backlog, that spread has been increasing, which seems to suggest you have much better long-term visibility than maybe you've had over the last three or four years. Is that again being driven by these five clients in particular that you see? And do you think, as John asked, in a sense, earlier on, do you see it spreading to some of the other customers, as well?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We had good contract bookings in the quarter with customers who were not in the top 5. And I think that it reflects the recognition by the industry that capacity has got to grow, that we're going to make significant investments, we are making significant investments, and that now is a good time for entering into longer-term relationships so that we can focus together with our customers on meeting their growth needs.

And I think, also, given the consolidation in the industry amongst our customers, which continues with the Time Warner Charter transaction, I just think this is an industry where you're going to have very large customers with big programs and long-term outlooks.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Does that allow you to plan better going forward, Steve, and, hence, does it provide more room for your margins to move up? When I look back to the dot-com era, your margins on the growth side went into the 23%. Could we be looking at a situation where we go well beyond that?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We've always been in the business of having long-term relationships with customers. We have geographies that we've served, in one instance, since 1954. So, yes, contract is important but relationship is more important, and a proven track record with a customer to geography that we will get the job done for them the way they like it.

So, certainly having a good solid contractual base to the business is important. It does allow us to continually improve our operating performance. But it's all built on the relationships.

And then with respect to the margin profile, I think what we've said and have executed against is that we think a mid-teens EBITDA business is attainable, and I think probably a more relevant comparison to other prior peak cycles. And this isn't peak because we're in early stages, our returns on equity are so much better because our capital structure is better. So we expect better shareholder returns.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. And last question would be follow-up to that outlook, Steve. I assume, based on the outlook and optimism you have, I assume you'll be utilizing the rest of your remaining buyback capacity.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Tahira, the way we've always handled buybacks is, first and foremost, we're going to have enough capital to fund our organic growth. When you just look at the sheer magnitude of the year-over-year absolute dollar growth, we're going to make sure we support that, that we'll balance M&A opportunities as provided by the market versus share repurchase opportunities provided by a different market.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Okay, Steve, and congrats to your team. It a phenomenal performance.

Operator

Next we go to Adam Thalhimer with BB&T.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning, Steve and Drew. Congrats. You mentioned in your remarks, Steve, that you continue to anticipate substantial new opportunities going forward that could add to backlog. And I'm just wondering if you can give any color, some of these opportunities you've talked about -- 10 gigabit, cable, new cities of existing customers -- can you give us a flavor for what's still out there?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I would say all of those, Adam, and probably some more you haven't thought of.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And then as it relates to the cable acquisitions, you mentioned Charter and you also have Altice, and Charter has got some new commitments in terms of overbuilding, and Altice has talked about taking the amplifiers out of Cablevision's system. When could you start to see a benefit from those activities?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

With respect to Charter and Time Warner, I think they have some commitments that, once again, are similar to AT&T, and that every 12 months they're ramping level of deployment. So, we've seen a little bit of that activity already and some planning for it, so that's helpful. We've had a long history of providing construction services to Cablevision so we'll look forward to any opportunities there associated with their new ownership.

I think we had very solid growth with Comcast, or more than solid growth at 46% organic. And I think they continue to be very confident in their plans. So, I think there's some opportunities there also.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And then, lastly, you said this cycle is already better than the late 1990s, which is the most bullish statement you made as it relates to comparing this cycle to the 1990s. So, how are you looking at that? What metrics are you talking about when you say that?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think you look at the size of the enterprise and look at the absolute value of the organic growth. You look at the number of customer initiatives that are being pursued contemporaneously. And then I just think our relative scale in our industry just has provided us a look at business that perhaps when we were smaller we would not have seen, or not have seen as much of.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay, great. Thank you.

Operator

Next we go to Noelle Dilts with Stifel Nicolaus.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi, guys, good morning. I just want to extend essentially on that last question that Adam asked and go back to your comments that you think you're in the early stages of the cycle. And this is because I do think there's a bit of a disconnect between how investors are thinking about the cycle and how you guys are seeing it. So, can you talk about when you think we might see peak and just how many years you think this cycle could last?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I'm not sure there's a disconnect with all investors and the way we see the length of the cycle. We see it the way our customers articulate it. So, when we have a customer, a major customer, who says it's a 10-year initiative, we believe them. When we have another customer and all the Connect America Fund work that says it's through 2020, we believe them.

When we see backlog that's almost doubled year-over-year, and that's all the result of customer awards, and those awards go into the next decade, we think this is a long cycle. And I think it was encouraging this quarter, for example, to see Verizon announce the expansion of Fios in Boston when you consider that they announced a six-year program, which at the end of it we will have been doing Fios for them for literally 18 years. So, that's about as long a cycle as I think you can see in a technology-based network business.

Noelle Dilts - Stifel Nicolaus - Analyst

Helpful. And then can you comment on the sequential increase in unbilled receivables, help us understand why we've seen that increase in the position, and the timing on when you think those will move into billings?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Noelle, there's a mix of customers, and when you have this kind of growth, and you have a quarter that's back-end loaded, it's going to be difficult to bill April's production in April. So, once again, as we've discussed this before, we're very confident that our procedures are consistent, consistently applied ,and as you can see, the DSO, even though the seasonal impact was a challenge, actually came down.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. Thanks very much.

Operator

The next question is from the line of Jennifer Fritzsche with Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Great, thank you. Three, if I may. Steve, your former customer number two slipped to customer three here, and that customer has talked about doing vectoring versus maybe a full on cyber push. Can you talk about how you would play a role in that? I assume you've done that in the past with other players.

And then my second question is related to wireless local loop. You mentioned that you're doing it for some of the players who got CAF funding there. Am I right in seeing that the only players who can do wireless local loop are those that actually have spectrum with the CAF?

And then, finally, maybe more of a question for Drew. On the free cash flow, I know it was negative this quarter by about $12 million driven by a $40 million increase in working capital. I'm just wondering, certainly you have the liquidity in place, especially now with the new term loans, but can you talk about how you see the working capital heaviness, for lack of a better word, lasting for a while? Do you see that changing now that a lot of the investments are behind you, or with the growth ahead of you there's still more to go?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Jennifer, I'll just talk generally about the difference between, say, fiber to the node and vectoring technologies or improvements to the copper versus fiber. We play a major role in both. There are upgrades not only to the electronic DSLAMs but also improvements to the existing copper facilities. So, not only have we done it in the past but we're doing it currently and we look at that as a nice opportunity.

With respect to CAF and fixed wireless, we are engaged with one customer who's a major wireless carrier. All of the other opportunities that we're seeing with respect to CAF are traditional fiber deployments and new DSLAM installations. If you don't have the spectrum and you don't have a wireless network, it seems unlikely that somebody would develop one simply to just do CAF work. And we've not seen any evidence that's the case, but could change.

And then I think on free cash flow, we're growing the business and having very high returns on capital. Our leverage is coming down on a gross basis. And as long as our customers want us to grow and we're earning high returns on equity, we're happy to support them. Now, that doesn't mean that we can't do a better job of collecting and invoicing, but at the same hand, we're not going to, in a business where we are actually deleveraging and are earning high returns on equity, let that influence our investment plans.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Got it. Thank you very much.

Operator

Next we go to Christian Schwab with Craig-Hallum.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Hi, guys. Congratulations on a fabulous quarter. Steve, can you just help us look at backlog, which I think a lot of people are trying to figure out? I would imagine going into better seasonality, depending on how much we really work off here, we would expect that to go up.

But are we at a position where we would expect things to plateau and be worked through over the next year? Or would you expect, certainly not at a rate of 93% year-over-year -- again, congratulations on that -- but how should we be thinking about backlog on a quarterly trajectory over, say, the next three to six quarters?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Christian, the first thing I would tell you is, from the Company's perspective, we don't think about backlog quarterly. These are long-term agreements. They have renewal options, in some instances we have a long history of successfully renewing these contracts. So, remember, the way we value backlog, where we're looking to trailing revenues to value the remaining term under the contract, I'd probably argue that backlog, given our growth rate right now, in some hypothetical sense is probably understated.

So, as we continue to grow, the backlog will come up as it gets revalued. But when we have master contracts that have a fixed term, when you get to the end of the term, there's no backlog left, that doesn't mean there's no growth or no revenue, it just means you have to renew the contract.

So, I think there's still plenty of opportunities for us to book new business, but there is going to be this renewal cycle that we go through where there may be a period of time where backlog is flat. The best example -- and I'm looking at the schedule -- is last year, from the second quarter of 2015 to the third quarter, so from February to April, backlog went down $70 million. How good of an indicator was that as to our growth rate over the next four quarters? Zero. So, that's how we think about backlog.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Thank you for that clarity. Steve, can you remind us, at the size of the business that we are today, what percentage of revenue is under master service agreements?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Master is another long-term contract, Christian, is 80%, pretty much like it's always been -- 80%, 81%, 82%. No change.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. That's all I have. Again, congratulations.

Operator

We'll go to Alan Mitrani with Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hi, thank you. Drew, can you give us the split of business from telecom, electrical and the rest, please?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Yes, thanks, Alan. For the customer split, telco was at 64.7%, cable was 25.9%, facility locating was 5.8%, and electrical and other was 3.6%.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. And, also, I assume CapEx, I know it's early, but for next year you're just going to scale up continually as your revenues keep going?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Alan, as long as we see solid investment opportunity with high returns on equity, we're going to continue to invest. This was a big year but there are also some pretty substantial opportunities in front of us.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Maybe I missed it, I know you said wireless revenues grew organically, but can you tell us what the absolute number of the wireless -- what was the wireless revenues in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Just under $40 million, Alan.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. So, that business seemingly peaked a couple years ago. We've had a tough stretch, as we've heard from MasTec, and we see all of the spending from the customers. But it sounds like there's been a change in tone. Maybe it's in anticipation of 5G, maybe it's finally just that overbuild or certain spending that happened a couple years ago has started to cycle back around. But do you see that business really accelerating in the next couple of years?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We don't have a large business in that industry. It's significant, it's a good business. So, I don't know how much you can read from our results to the broader industry. I would just tell you that our folks have had some good opportunities that we've executed well against. So, that business is growing and we expect it to grow, based on what we know today, through the balance of the calendar year.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then two others. One, on your unnamed customer, the growth rate of your unnamed customer year-over-year -- which has been very rapid, actually -- slowed to its lowest level. But it seems like that customer has got a lot of spending coming in the next couple of years. When do you see or expect us to hear about more contracts or more planned build outs from that customer?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Alan, I'd just say, generally, when you have an industry environment that's as robust as it is today, and we've got big customers with big programs, they're not all going to be marching in cadence quarter to quarter. There's going to be times where there's surges and consolidations. That's just the way these industry expansions have worked, in my experience. So, I don't know that there's anything broad to read into an individual customer's activity quarter to quarter in a short-term period.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then, lastly, on the lawsuit with Quanta, I realize you can't say as much but maybe you have just a couple comments you can make regarding their breach of contract. And, also, what was the extra expense maybe in SG&A related to that lawsuit? Were there some extra costs in there, too, that might have impacted that you didn't call out?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We won't break out individual legal matters. I think what I'd have to say, and our comments on this call are limited, but I think it's important that we make clear why we filed the lawsuit. This August, I'll have been President of the Company for 20 years, and in that period of time, those 20 years, we bought 38 businesses.

In every one of those transactions, sellers made promises to us about how they'd behave after the deals were closed. 37 out of 38 times the sellers kept their promise. Here they haven't.

So, the lawsuit is just simply to ensure that the Dycom and the shareholders get what Quanta promised when we entered the 2012 deal. That's really all we have to say.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thank you.

Operator

We do have a follow-up from John Rogers with D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Hi. Thanks. Steve, just one bit of clarification. Relative to your comments about DSOs and CapEx, at what point do we start to see a significant ramp up in cash flow from operations? It's come down a little bit. I understand it's related to the business build up, but as we think about how to model this out over the next couple of years.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

John, the way I've always thought about growth in the industry, and I think it's played out this way a number of times, we're deleveraging the business as we grow EBITDA. The operating cash flow will have uses and then seasonal flows back out. And I think as long as you're going to grow at the rate that we are, I think the right way to think about it is not necessarily cash flow from operating activities.

Once again, we're always working on getting better at collections and managing our expenses. But, think about what the investment was in the business to produce organically $600 million worth of growth,and this is very low EBITDA multiple growth.

So, that's the way we think about the investment cycle. And we are very confident that we'll manage operating cash flow. As I just alluded to, I've been doing this for a long time. If you can take out almost 40% of your equity, keep your leverage at two times, you must know how to manage the operating cash flow or you couldn't accomplish those things.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And in terms of acquisition opportunities that are out there, you've had pretty consistent investment there. Should we expect the same?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think as opportunity presents itself, John, there are always opportunities to grow our customer relationships on small regional basis, so we're always going to look at those kinds of transactions. There are some good smaller businesses out there that we can look at, and we'll look at larger businesses as they become available.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. But at the pace you're going, and presumably as the cash flow swings, you're going to have the ability, as we get further into 2017, to buy in potentially a lot more stock.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

As your EBITDA margins are going up, and the incremental is generally non-cash expense, other than the investments you make, as that stream of cash keeps coming in and those investments at least at some level will level off, you'll generate a lot of cash and you'll have a lot of earnings.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, thank you.

Operator

We have a question from John Gibbons with Swanson River Capital.

John Gibbons - Swanson River Capital - Analyst

There seems to be a perception out there that you provide a commodity type product. Can you talk about why your customers choose you as opposed to other people?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Let's start with, in the last year we've signed a six-year contract with Verizon for essentially the entire East Coast. We've signed three-year extensions with CenturyLink that cover 24 states. And I guess it ought to be self-evident that the customers see value in us in a long-term relationship or backlog probably wouldn't have doubled and the duration doubled in the last 12 months. I don't know how to deal with the perception that doesn't look to the actual performance of the business.

John Gibbons - Swanson River Capital - Analyst

Great, thank you.

Operator

We have a follow-up from Jennifer Fritzsche, Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Great, thank you. I just wanted to follow-up on wireless spending, the growth there, because I'm at PCIA right now and what we're hearing down here is not a very robust wireless spend environment, from some of your largest customers. Can you just talk about what kind of -- is it DAS, is it fiber to the tower -- what wireless work are you doing?

And then I wanted to explore the cable part because I think you said 25% of your revenue now is cable. And as we look at their infrastructure, CapEx for the cable guys, that is going up and to the right. And, yet, there's this perceived notion -- I don't mean to throw another perception at you -- but that DOCSIS 3.1 isn't required additional spend. Can you just address that a little bit?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

With respect to wireless, Jennifer, we are doing DAS, we are doing some small cell, but the bulk of the growth that we saw has really been around macro cells, carrier adds and other improvements to that network. Once again, it's a substantial business but it's not so large that it may not be an outlier, although our folks are pretty confident in their outlook for the next 12, 18 months in that business. And that is a business where there is some fair visibility, particularly around site acquisition activity.

So, at least in our business, we feel good about it. We are executing well. Can always do better but we feel good about that business.

I think with respect to cable, we're clearly growing with cable, particularly with Comcast. I think there's been plenty of industry commentary, even at the most recent cable show, and certainly by the major equipment manufacturers, about what will be required to increase capacity in the network, and that requires pushing fiber deeper. So, we see great forward opportunities in that initiative.

I think just this week Cox came out and had some comments in the press where they're talking about taking fiber deeper to increase capacity and also to deal with particularly on the return path. So, I would just defer people to take a look at what ARRIS and some of the other equipment folks are saying. I don't think they could be any clearer. And since they make the equipment, I don't know how they could be mistaken.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Thank you.

Operator

And, Mr. Nielsen, no further questions in queue.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Okay. We thank everybody for your time and attention. We understand this quarter there was a little bit of extra interest on our calendar. So, just to remind everybody for next year, we always publish the Tuesday before Memorial Day. And next quarter, we will be publishing the end of August. So, with that, thanks, and have a good day.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.